UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.         )

Filed by the Registrant     ☐                         Filed by a Party other than the Registrant   ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

THE GREATER CHINA FUND, INC.

(Name of Registrant as Specified in Charter)

City of London Investment Management Company Limited

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited intends for the following document to be released to security holders of The Greater China Fund, Inc. on or after June 11, 2012.

June 6, 2012

Dear Fellow Stockholder:

City of London Investment Management Company Limited (“City of London”) urges stockholders of The Greater China Fund, Inc. (the “Fund”) to vote “FOR” the stockholder proposal included in the Fund’s proxy statement.  City of London is the beneficial owner of 9,857,172 shares of common stock of the Fund, representing 40.6% of the Fund’s shares.

The proposal requests that the Fund terminate all investment advisory and management agreements between Baring Asset Management (Asia) Limited (the “Investment Manager”) and the Fund at the earliest date that is legally permissible.  We urge stockholders to consider the following points in support of the proposal:

•
The Investment Manager’s performance is unsatisfactory.  The Fund has lagged its benchmark index over the near and medium term and, as noted in the Board’s opposing statement, the Fund continued to lag its benchmark index for the year-ended December 31, 2011;

•
The Fund uses opaque calculations to report the dilutive effects of the four rights offerings of the Fund since inception. The result is a lack of transparency that impairs the ability of stockholders to accurately assess the Investment Manager’s performance;

•	Further, the 2010 rights offering was made at the expense of stockholders and only for the Investment Manager’s benefit;
•
The Board has refused to acknowledge a proposal from at least one other investment manager to take over the Investment Advisory contract, which could potentially reduce the costs associated with transitioning to a new investment manager.  City of London believes that a vote in favor of termination of the investment advisory agreement could provide stockholders an opportunity to obtain NAV.

•
City of London is a long-term investor in closed-end funds. The Fund has traded at a relatively wide discount over time, and the discount has narrowed since our proposal was made public. We expect that the discount will revert to previous levels if City of London’s proposal fails.

After twenty years, the Investment Manager is too closely linked to the Fund’s Board. The Board is, therefore, compromised in its ability to objectively assess the Investment Manager’s performance. For these reasons, City of London urges stockholders of the Fund to support the proposal to terminate the Fund’s investment advisory and management agreements.

WE URGE YOU TO VOTE ‘FOR’ THE PROPOSAL ON THE PROXY CARD SENT BY THE FUND IN ORDER TO SUPPORT THE PROPOSAL TO TERMINATE THE INVESTMENT ADVISORY AGREEMENT.  IF YOU HAVE ALREADY VOTED ‘AGAINST’ THE PROPOSAL AND WISH TO CHANGE YOUR VOTE, YOU CAN CHANGE YOUR VOTE TO ‘FOR’ THE PROPOSAL.  IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR CHANGING YOUR VOTE, PLEASE CONTACT OUR PROXY SOLICITOR, INVESTORCOM, INC. AT (877) 972-0090.

Very truly yours,

City of London Investment Management Company Limited